Exhibit 10.98

CERTAIN INFORMATION HAS BEEN EXCLUDED FROM THIS AGREEMENT BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED.
[***] INDICATES THAT INFORMATION HAS BEEN REDACTED.

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of March 3, 2022, by and between CHARTWELL CARMEL ASSETS, LLC, a New York limited liability company (“Buyer”), solely for the purposes of Section 10.13, CHARTWELL PHARMACEUTICALS LLC, a Delaware limited liability company (“Chartwell Pharmaceuticals”), SILARX PHARMACEUTICALS, INC., a New York corporation (“Silarx”), LANNETT COMPANY, INC., a Delaware corporation (“Lannett”), and LANNETT HOLDINGS, INC., a Delaware corporation (“Lannett Holdings”) (Silarx, Lannett, and Lannett Holdings, each, a “Seller” and, collectively, the “Sellers”).

RECITALS

WHEREAS, Sellers are engaged in the business of the development, manufacturing, marketing and sale of certain pharmaceutical products, including those that are more particularly described and defined herein as the “Products”;

WHEREAS, subject to the terms and conditions of this Agreement, Sellers desire to sell to Buyer, and Buyer desires to purchase from Sellers, the Products, together with certain other tangible and intangible assets related to, or necessary for the continued development, manufacturing, marketing and sale of the Products; and

WHEREAS, in connection with the transactions contemplated by this Agreement, Silarx and Chartwell Carmel Realty, LLC shall enter into a certain Facility Purchase Agreement (hereinafter defined) with respect to the Facility (hereinafter defined), and Chartwell Pharmaceuticals (hereinafter defined) and Lannett shall enter into a certain Supply Agreement (hereinafter defined).

NOW, THEREFORE, in consideration of the premises and the mutual covenants and promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1Defined Terms.  As used in this Agreement, the following defined terms have the meanings described below:

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(a)“Action or Proceeding” means any action, suit, proceeding, arbitration, Order, inquiry, hearing, assessment with respect to fines or penalties, or litigation (whether civil, criminal, administrative, investigative or informal) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental or Regulatory Authority.

(b)“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such Person.  “Control” and, with correlative meanings, the terms “controlled by” and “under common control with” means the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract, resolution, regulation or otherwise.

(c)“ANDA” means an Abbreviated New Drug Application filed with the FDA and any other functionally similar procedure for the approval of generic drugs for distribution in the United States.

(d)“ANDA Assets” means all of each Seller’s respective right, title and interest in and to (i) the ANDAs for the Products; (ii) all Regulatory Documentation; (iii) Product Scientific and Regulatory Material; and (iv) Included Authorizations.

(e)“Anti-Money Laundering Laws” has the meaning set forth in Section 4.17.

(f)“Assumed Contracts” means the Contracts set forth on Schedule 2.1(iv).

(g)“Bill of Sale” means a bill of sale in the form of Exhibit A hereto and duly executed by Sellers, transferring the tangible personal property included in the Purchased Assets to Buyer.

(h)“BNE” means the New York Bureau of Narcotic Enforcement or any successor agency.

(i)“BNE Power of Attorney” means a power of attorney in the form attached hereto as Exhibit B-1 issued by Sellers to Buyer allowing Buyer to use Sellers’ existing BNE registrations until BNE issues Buyer a new BNE registration or for the prescribed time period, whichever comes first, including any renewals or reissuances of the same.

(j)“BOP” means the New York Board of Pharmacy or any successor agency.

(k)“BOP Power of Attorney” means a power of attorney in the form attached hereto as Exhibit B-2 issued by Sellers to Buyer allowing Buyer to use Sellers’ existing BOP registrations until BOP issues Buyer a new BOP registration or for the prescribed time period, whichever comes first, including any renewals or reissuances of the same.

(l)“Business” shall mean the development, manufacturing, marketing and sale of the Products and all activities incidental thereto conducted by the Sellers.

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(m)“Business Day” means a day other than Saturday, Sunday or any day on which banks located in New York, New York are authorized or obligated to close.

(n)“Buyer Closing Certificate” has the meaning set forth in Section 8.3(d).

(o)“Buyer FDA Letter” means the transfer of ownership letter from Buyer to the FDA as required by 21 CFR § 314.72, in a form mutually agreed upon between Sellers and Buyer, to effectuate the transfer of the Regulatory Approvals from Sellers to Buyer.

(p)“Buyer Liabilities” has the meaning set forth in Section 2.3.

(q)“Cap” has the meaning set forth in Section 7.1(c).

(r)“Chartwell Carmel Realty” means Chartwell Carmel Realty, LLC, a New  York limited liability company.

(s)“Chartwell Pharmaceuticals” means Chartwell Pharmaceuticals, LLC, a Delaware limited liability company.

(t)“Chartwell Pharmaceuticals Carmel” means Chartwell Pharmaceuticals Carmel, LLC, a New  York limited liability company.

(u)“Closing” has the meaning set forth in Section 3.1.

(v)“Closing Date” means the date on which the Closing actually takes place.

(w)“COBRA” means the requirements of Part 6 of Subtitle B of Title I of ERISA and Code §4980B and of any similar state law.

(x)“Code” means the Internal Revenue Code of 1986, as amended.

(y)“Confidentiality Agreement” means that certain Mutual Non-Disclosure between Chartwell Pharmaceuticals and Lannett, dated September 28, 2021.

(z)“Consent” means any approval, consent, ratification, waiver, Order or other authorization.

(aa)“Contemplated Transactions” means all of the transactions contemplated by this Agreement.

(bb)“Contract” means any and all legally binding commitments, including all contracts, leases, indentures, loan or financing agreements, purchase orders, licenses, or other agreements, whether written or oral, including all amendments thereto.

(cc)“Damages” has the meaning set forth in Section 7.1(a).

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(dd)“Data Room” means the secure web site located at “https://client.foxrothschild.com/sites/ProjectSierra/default.aspx” administered by Fox Rothschild LLP.

(ee)“DEA” means the United States Drug Enforcement Administration, and any successor agency or entity thereto that may be established hereafter.

(ff)“DEA Power of Attorney” means a power of attorney in the form attached hereto as Exhibit B-3 issued by Sellers to Buyer allowing Buyer to use Sellers’ existing DEA registrations until DEA issues Buyer a new DEA registration or for the prescribed time period, whichever comes first, including any renewals or reissuances of the same.

(gg)“Drug Laws” means such requirements of United States Law applicable to the Business and relating to (a) standards and requirements of the Food Drug and Administration and the Federal Food, Drug, and Cosmetic Act (21 U.S.C. § 301 et seq.), as amended, and implementing regulations; (b) standards and requirements of the DEA and the Controlled Substances Act (21 U.S.C. § 801 et seq.), as amended, and implementing regulations; (c) the licensure and regulation of manufacturers of prescription drugs, over-the-counter drugs, and controlled substances; (d) the licensure and regulation of controlled substance analytical laboratories by a Governmental Entity; and (e) all equivalent or similar Laws in any jurisdiction applicable to Sellers.

(hh)“Employee” has the meaning set forth in Section 4.13.

(ii)“Encumbrance” means any mortgage, pledge, security interest, deed of trust, lease, lien, Liability, adverse claim, levy, charge, easement, right of way, covenant, restriction, or other encumbrance, third-party right or retained right of any kind whatsoever, or any conditional sale or title retention agreement or other agreement to give any of the foregoing in the future.

(jj)“Environmental Laws” means, as of the date of this Agreement ,any applicable Law and binding administrative or judicial interpretations thereof relating directly to the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, Release or disposal of Hazardous Materials.

(kk)“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(ll)“Escrow Agreement” means that certain Escrow Agreement dated as of December 27, 2021 by and among Chartwell Pharmaceuticals, Lannett and Warshaw Burstein, LLP, as escrow agent.

(mm)“Excluded Assets” has the meaning set forth in Section 2.2.

(nn)“Facility” means that certain real property and improvements owned by Silarx located at 1033 Stoneleigh Avenue, Carmel, New York 10512.

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(oo)“Facility Purchase Agreement” means that certain Contract of Sale – Office, Commercial and Multi-Family Residential Premises entered into as of the date hereof between Silarx and Chartwell Carmel Realty, relating to the sale of the Facility, attached hereto as Exhibit G.

(pp)“FDA” means the United States Food and Drug Administration or any successor agency.

(qq)“Financial Institution” has the meaning set forth in Section 4.16(c).

(rr)“Fundamental Representations” has the meaning set forth in Section 7.1(c).

(ss)“GAAP” means United States generally accepted accounting principles as in effect from time to time.

(tt)“Governmental or Regulatory Authority” means any court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of any country, state, county, city or other political subdivision.

(uu)“Hazardous Materials” means any substance that (a) is or contains asbestos, urea formaldehyde foam insulation, polychlorinated biphenyl (“PCB’s”), petroleum or petroleum-derived substances or wastes, radon gas or related materials, (b) requires investigation, removal or remediation under any Environmental Laws, or is defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes,” “restricted hazardous wastes,” “toxic substances,” “toxic pollutants,” “contaminants” or “pollutants,” or words of similar import, under any Environmental Laws, including petroleum products and materials, or (c) is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic, or otherwise hazardous and is regulated by any Governmental or Regulatory Authority or environmental Laws.

(vv)“Included Authorizations” shall mean each Seller’s ANDAs set forth on Exhibit C and Exhibit D, as applicable, all supplements and amendments thereto, including all pending or in-process registrations, supplements and amendments related to the Products.

(ww)“Knowledge” means, with respect to a natural person, what such person actually knows and what such person should know if such person has reasonably performed the duties required of his or her position, and means, with respect to Buyer, the knowledge of Buyer’s executive officers, manager and directors, and means, with respect to Sellers, the knowledge of Grant Brock and Neha Desai-Jimenez.

(xx)“Law” means any national, supranational, federal, state or local law, statute or ordinance, or any rule, regulation, or published guidelines promulgated by any Governmental or Regulatory Authority, including all regulations and guidances of the FDA (including its current good manufacturing practices, or CGMP) or the DEA.

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(yy)“Liability” means any obligations, debts or liability (whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, matured or unmatured, determinable or undeterminable, and due or to become due), including any of the foregoing arising under any Contract, Law or Order or in or as a result of any Action or Proceeding, and any liability for Taxes.

(zz)“Materials” means any raw materials and components located at the Facility as of the Closing Date.

(aaa)“OFAC” has the meaning set forth in Section 4.16(a).

(bbb)“Optional Product” has the meaning set forth in Section 2.6(a).

(ccc)“Order” means any writ, judgment, decree, injunction or similar order of any Governmental or Regulatory Authority (in each such case whether preliminary or final).

(ddd)“Outside Closing Date” has the meaning set forth in Section 9.1(b)(i).

(eee)“Party” means each of Buyer and Sellers and “Parties” mean Buyer and Sellers collectively.

(fff)“Permits” has the meaning set forth in Section 4.6(b).

(ggg)“Person” means any natural person, corporation, general partnership, limited partnership, limited liability company, joint venture, proprietorship, other business organization, trust, union, association, or other entity, or any Governmental or Regulatory Authority.

(hhh)“Pharmacovigilance Agreement” has the meaning set forth in Section 6.4(c).

(iii)“Powers of Attorney” means, collectively, the BNE Power of Attorney, BOP Power of Attorney and DEA Power of Attorney.

(jjj)“Products” means those products set forth on Exhibit C and any products set forth on Exhibit D which Buyer elects to purchase between the date hereof and the Closing Date pursuant to Section 2.6.

(kkk)“Product Scientific and Regulatory Material” means all technological, scientific, chemical, biological, pharmacological, toxicological, regulatory and clinical trial materials and information related solely to the Products that are owned by Sellers or in Sellers’ possession or control.

(lll)“Purchase Price” has the meaning set forth in Section 2.4(a).

(mmm)“Purchase Price Limitation” has the meaning set forth in Section 7.1(c).

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(nnn)“Purchased Assets” has the meaning set forth in Section 2.1.

(ooo)“Quota” means the required DEA Quotas for Schedule I and II controlled substances and List 1 chemicals.

(ppp)“Real Estate Acquisition” has the meaning set forth in Section 3.2.

(qqq)“Regulatory Approvals” means the approved ANDAs for each of the Products as set forth on Exhibit C.

(rrr)“Regulatory Documentation” means the following to the extent exclusively related to the Products, owned and maintained by or on behalf of Sellers or otherwise in the possession of Sellers as of the Closing Date (i) complete electronic copies of the ANDAs (including, without limitation, all amendments, supplements, and FDA correspondence related to such ANDAs), batch records, annual reports and annual product reviews relevant to the Products, and all other records required to be maintained under 21 CFR §314.81, (ii) all correspondence reported to, or received from, the FDA related to a field alert or recall of any Products, and (iii) all adverse drug experience reports submitted to the FDA for any Products.

(sss) “Regulatory Requirements” means all applicable Regulatory Approvals, licenses, registrations, GMPs, and authorizations and all other requirements of the FDA in relation to the Products, including each of the foregoing which is necessary for, or otherwise governs, the manufacture, marketing, packaging and testing of the Products in the Territory.

(ttt)“Release” means any releasing, disposing, discharging, injecting, spilling, leaking, leaching, pumping, dumping, emitting, escaping, emptying, seeping, dispersal, leeching, migration, transporting, placing and the like, including, the moving of any materials through, into or upon, any land, soil, surface water, ground water or air, or otherwise entering into the environment.

(uuu)[***]

(vvv)“Sales and Use Tax Exemption Certificate” has the meaning set forth in Section 2.5.

(www)“Seller Closing Certificate” has the meaning set forth in Section 8.2(d).

(xxx)“Sellers’ FDA Letter” means the transfer of ownership letter from Sellers to the FDA as required by 21 CFR § 314.72, in a form mutually agreed upon between Sellers and Buyer, to effectuate the transfer of the Regulatory Approvals from Sellers to Buyer.

(yyy)“Seller Party” has the meaning set forth in Section 4.17.

(zzz)“Specially Designated Nationals and Blocked Persons” has the meaning set forth in Section 4.16(b).

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(aaaa)“Supply Agreement” means that certain Manufacture and Supply Agreement entered into as of the date hereof between Chartwell Pharmaceuticals Carmel and Lannett, attached hereto as Exhibit H, pursuant to which Chartwell Pharmaceuticals Carmel agrees to manufacture and supply certain pharmaceutical products for Lannett and/or its Affiliates.

(bbbb)“Tangible Personal Property” means all furniture, fixtures, equipment, supplies and other tangible personal property located at the Facility, except those listed on Schedule 2.1(ii), and those items of personal property included in the definition of Excluded Assets.

(cccc)“Tax” means all of the following taxes:  (i) any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment imposed by a governmental, regulatory or administrative entity or agency responsible for the imposition of any such tax; (ii) any Liability for the payment of any amounts of the type described in (i) above as a result of being a member of any affiliated, consolidated, combined, unitary or other group for any taxable period; and (iii) any Liability for the payment of any amounts of the type described in (i) or (ii) above as a result of any express or implied obligation to indemnify any other Person.

(dddd)“Territory” means the United States of America, and its territories and possessions.

(eeee)“Threshold Amount” has the meaning set forth in Section 7.1(c).

(ffff)“Transaction Documents” means this Agreement, the Facility Purchase Agreement, the Bill of Sale, the Supply Agreement, the Transition Services Agreement, the Powers of Attorney, and all other certificates, agreements, instruments or other documents executed in connection herewith or therewith.

(gggg)“Transition Services Agreement” means that certain Transition Services Agreement entered into on the Closing Date between Chartwell Pharmaceuticals Carmel and Lannett, pursuant to which Chartwell Pharmaceuticals Carmel will assist Lannett in transitioning the manufacture of certain pharmaceuticals products from the Facility to Lannett’s Seymour, Indiana facility or other such facility as designated by Lannett.

(hhhh)“U.S. Person” has the meaning set forth in Section 4.16(a).

Section 1.2Construction of Certain Terms and Phrases.  Unless the context of this Agreement otherwise requires, when used in this Agreement:  (a) words of any gender include each other gender; (b) the terms “hereof,” “herein,” “hereto,” “hereby” and derivative or similar words refer to this entire Agreement; (c) the terms “including,” “include” or “includes” shall be deemed to be followed by “without limitation”; (d) references to currency means U.S. Dollars; (e) words (including defined terms) using the singular or plural number also include the plural or singular number, respectively and (f) the word “or” shall be construed to mean “and/or” unless the context clearly prohibits that construction.  Whenever this Agreement refers to a number of days,

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such number shall refer to calendar days unless Business Days are specified.  This Agreement shall be deemed to be drafted jointly by all the Parties and shall not be specifically construed against any Party hereto based on any claim that such Party or its counsel drafted this Agreement.

ARTICLE II

PURCHASE AND SALE OF ASSETS

Section 2.1Purchase and Sale of Assets. Subject to the terms and conditions set forth herein, at the Closing, Sellers shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase from Sellers, free and clear of all Encumbrances, all of Sellers’ right, title and interest in, to and under the following assets, properties and rights of Sellers (collectively, the “Purchased Assets”):

(i)	all ANDA Assets;

(ii)	all Tangible Personal Property;

(iii)	all Contracts set forth on Schedule 2.1(iii) (collectively, the “Assumed Contracts”);

(iv)	all of Sellers’ rights under warranties, indemnities and all similar rights against third parties to the extent related to any Purchased Assets; and

(v)	all goodwill associated with any of the assets described in the foregoing clauses.

Section 2.2Excluded Assets.   Other than the Purchased Assets described in Section 2.1, Buyer expressly understands and agrees that it is not purchasing or acquiring, and Sellers are not selling or assigning, any other assets or properties of Sellers, and all such other assets and properties shall be excluded from the Purchased Assets (the “Excluded Assets”). Excluded Assets include the following assets and properties of Sellers:

(i)	all cash and cash equivalents, bank accounts and securities of Sellers;

(ii)	any accounts receivable and accounts payable associated with the operation of the Facility prior to Closing;

(iii)	all work-in-progress and finished Product inventory, whether or not located at the Facility as of the Closing Date;

(iv)	all Contracts that are not Assumed Contracts;

(v)	the corporate seals, organizational documents, minute books, stock books, Tax Returns, books of account or other records having to do with the corporate organization of Sellers, all employee-related or employee benefit-

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related files or records, other than personnel files of Transferred Employees, and any other books and records which Sellers are prohibited from disclosing or transferring to Buyer under applicable Law and is required by applicable Law to retain;

(vi)	any personal property at the Facility owned by Employees and not by Sellers;

(vii)	any personal property owned by third-party vendors and leased to Sellers for use in connection with the operations of the Facility;

(viii)	all insurance policies of Sellers and all rights to applicable claims and proceeds thereunder;

(ix)	all Benefit Plans and trusts or other assets attributable thereto;

(x)	all Tax assets (including duty and Tax refunds and prepayments);

(xi)	all rights to any action, suit or claim of any nature available to or being pursued by Sellers, whether arising by way of counterclaim or otherwise;

(xii)	all assets, properties and rights used by Sellers in their businesses other than the Business;

(xiii)	the rights which accrue or will accrue to Sellers under the Transaction Documents;

(xiv)	all Materials and other tangible personal property listed on Schedule 2.1(ii); and

(xv)	the name “Silarx Pharmaceuticals, Inc.”

Section 2.3Liabilities and Obligations.

(a)Subject to the terms and conditions set forth herein, Buyer shall pay, perform and discharge when due any and all liabilities and obligations arising out of or relating to the Business or the Purchased Assets on or after the Closing Date  (collectively, the “Buyer Liabilities”).

(b)Buyer shall not assume and shall not be responsible to pay, perform or discharge any liabilities or obligations of Sellers relating to the Business or the Purchased Assets for any period on or prior to the Closing Date or arising out of or relating to events occurring on or prior to the Closing Date.

Section 2.4Consideration.  The purchase price for the Purchased Assets (the “Purchase Price”) shall be $3,000,000.  Buyer shall pay Sellers $1,500,000 of the Purchase Price

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on the Closing Date. Buyer shall pay Sellers the remaining $1,500,000 of the Purchase Price in three equal installment payments of $500,000 on the dates that are: (i) six (6) months after the Closing Date; (ii) twelve (12) months after the Closing Date; and (iii) eighteen (18) months after the Closing Date.  Buyer shall pay Sellers on the applicable due date, subject to an offset against any amounts then owing to Buyer or any of its Affiliates under this Agreement or otherwise.

Section 2.5Payment of Sales, Use and Other Taxes.  Sellers shall be responsible for all sales, use, stamp duty, transfer, value added and other related or similar Taxes, if any, arising out of the sale by Sellers of the Purchased Assets to Buyer pursuant to this Agreement or payable in connection with the Contemplated Transactions; provided, however, Buyer shall provide Sellers with New York State Department of Taxation and Finance Form ST-121 – Exempt Use Certificate (the “Sales and Use Tax Exemption Certificate”) with respect to the Tangible Personal Property.  Each of Buyer and Sellers shall cooperate in timely making all filings, returns, reports and forms as may be required in connection with Sellers’ payment of all Taxes.  Sellers or Buyer, as applicable, shall execute and deliver all instruments and certificates necessary to enable the other to comply with any filing requirements relating to any such Taxes.  Buyer agrees to retain all records relating to Taxes for all taxable periods ending on or prior to the Closing Date until the expiration of the statutes of limitation (including any extensions thereof) for the taxable period or periods to which such records relate.  Buyer and Sellers agree to provide each other with such information and assistance as is reasonably necessary (at the expense of the requesting Party), including access to records and personnel, for the preparation of any Tax returns or claims for refund, or for the defense of any Tax claim or assessment, whether in connection with an audit or otherwise.  Any information obtained under this Section 2.5 shall be kept confidential, except as may be otherwise necessary in connection with the filing of Tax returns or claims for refund or in conducting any audit, examination or other proceeding.

Section 2.6Additional ANDA Assets.

(a)In addition to the ANDA Assets related to the Products listed on Exhibit C, Buyer may elect, prior to [***], to purchase the ANDA Assets related to any of the Products set forth on Exhibit D.   In the event Buyer elects to purchase the ANDA Assets for any Product set forth on Exhibit D (each, an “Optional Product”), Buyer shall provide Sellers with written notice thereof not less than five (5) days prior to [***].  The purchase price for any Optional Product shall be [***].

(b)In the event Sellers desire to sell the ANDA Assets related to any of the Products set forth on Exhibit E on or prior to [***], Buyer shall have the right to negotiate to purchase such ANDA Assets for a purchase price and pursuant to terms mutually acceptable to Buyer and Seller in a definitive agreement.

Section 2.7Materials.  At any time during the first fifteen (15) days after the Closing Date, Buyer shall have the option to purchase the Materials.  In the event Buyer elects to purchase the Materials, Buyer shall provide Sellers with written notice thereof not less than five (5) days prior to the proposed purchase date.  The Materials and the purchase price for the Materials shall be set forth on Schedule 2.7.  After the Closing  Date, Buyer shall be responsible for maintaining and storing the Materials in useable condition and in a secure location or facility to protect against

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theft and damage.  If Buyer does not elect to purchase the Materials, Buyer shall provide access to and cooperate with Sellers to assist Sellers in removing the Materials.

Section 2.8Offsets.  Sellers agree that with respect to (i) the purchases described in Section 2.6(a), Section 2.6(b) and Section 2.7, and (ii) [***], Buyer shall be permitted to apply any unpaid amounts owed to Chartwell Pharmaceuticals Carmel pursuant to the Supply Agreement against the purchase price of any such assets.

ARTICLE III

CLOSING

Section 3.1Closing.  The purchase and sale provided for in this Agreement (the “Closing”) will take place at 10:00 a.m. on March 31, 2022 or such earlier date as mutually agreed upon in writing by the Parties, provided that the Closing shall not occur prior to the date that all conditions set forth in this Agreement are satisfied or otherwise waived.  The Closing shall take place via electronic exchange of signatures by the Parties.  Subject to the provisions of Article IX, failure to consummate the Contemplated Transactions on the date and time and at the place determined pursuant to this Section 3.1 will not result in the termination of this Agreement and will not relieve any Party of any obligation under this Agreement.  In such a situation, the Closing will occur as soon as practicable, subject to Article IX.

Section 3.2Real Estate Acquisition.  The Closing is expressly conditioned upon the simultaneous closing of the acquisition of the Facility by Buyer from Silarx, pursuant to the Facility Purchase Agreement (the “Real Estate Acquisition”).

Section 3.3Closing Deliveries.

(a)At the Closing, Sellers shall deliver to Buyer the following:

(i)	the Bill of Sale, duly executed by Sellers, transferring the Tangible Personal Property to Buyer;
(ii)	the Transition Services Agreement, duly executed by Lannett;
(iii)	the Powers of Attorney, duly executed by Sellers;
(iv)	all third-party consents, notices and approvals set forth on Schedule 4.3;
(v)	the Seller Closing Certificate; and
(vi)	such other customary instruments of transfer, assumption, filings or documents, in form and substance reasonably satisfactory to Buyer, as may be required to give effect to this Agreement.

(b)At the Closing, Buyer shall deliver to Sellers the following:

(i)	the Purchase Price;

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(ii)	the Transition Services Agreement, duly executed by Chartwell Pharmaceuticals Carmel LLC;
(iii)	the Buyer Closing Certificate;
(iv)	all third-party consents, notices and approvals set forth on Schedule 5.3;
(v)	the Sales and Use Tax Exemption Certificate; and
(vi)	such other customary instruments of transfer, assumption, filings or documents, in form and substance reasonably satisfactory to Buyer, as may be required to give effect to this Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SELLERS

Sellers, jointly and severally, represent and warrant to Buyer, as follows:

Section 4.1Organization.  Each Seller is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation and has all requisite power and authority to own and transfer its respective portion of the Purchased Assets.

Section 4.2Authority of Seller.  Each Seller has all necessary power and authority to enter into this Agreement and to carry out the Contemplated Transactions. Each Seller has taken all action required by Law, such Seller’s certificate of incorporation, bylaws or otherwise to be taken by them to authorize the execution and delivery of this Agreement by such Seller and the consummation of the Contemplated Transactions.  This Agreement has been duly and validly executed and delivered by each Seller and, when duly authorized, executed and delivered by Buyer, will constitute a legal, valid and binding obligation of such Seller enforceable against it in accordance with its terms except as limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium and other laws of general application affecting enforcement of creditors’ rights generally.

Section 4.3Consents and Approvals.  No consents of, or registrations, declarations or filings with, any Governmental or Regulatory Authority, or by any customer, supplier or other third party, are required by or with respect to Sellers in connection with the execution and delivery of this Agreement by them or the performance of their obligations hereunder, except for such consents required from the Parties set forth on Schedule 4.3 attached hereto.

Section 4.4Non-Contravention.  The execution and delivery by Sellers of this Agreement does not, and the performance by them of their obligations under this Agreement and the consummation of the Contemplated Transactions will not:

(a)conflict with or result in a violation or breach of any of the terms, conditions or provisions of the articles of incorporation, bylaws, or other organizational documents

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of any Seller, other than such conflicts, violations or breaches as would not have a material adverse effect on such Seller or the Purchased Assets;

(b)conflict with or result in a violation or breach of any term or provision of any Law applicable to any Seller or the Purchased Assets, other than such conflicts, violations or breaches as would not have a material adverse effect on such Seller or the Purchased Assets; or

(c)conflict with or result in a breach or default (or an event which, with notice or lapse of time or both, would constitute a breach or default) under, or result in the termination or cancellation of, or create in any Party the right to accelerate, terminate, modify or cancel, or require any notice under any Contract to which any Seller is a party or by which it is bound or to which any of its assets are subject, or result in the creation or imposition of any Encumbrance upon any of  the Purchased Assets.

Section 4.5Litigation.  Except as provided on Schedule 4.5, there are no Actions or Proceedings pending or, to the Knowledge of Sellers, threatened or reasonably anticipated against Sellers or their respective Affiliates that relate to (a) the Purchased Assets; (b) this Agreement; or (c) the Contemplated Transactions.  No Seller is subject to any Order that could reasonably be expected to materially impair or delay such Seller’s ability to perform its obligations hereunder.

Section 4.6Compliance with Law; Permits.

(a)Except as set forth in Schedule 4.6, no Seller is currently conducting, or has conducted, its operations in material violation of, and each Seller has at all times complied in all material respects with, any and all Laws, including Drug Laws, and/or Orders applicable to such Seller, the Products, the Facility or the Business, including, without limitation, civil or criminal law relating to fraud, intentional misrepresentation, negligent misrepresentation, or conspiracy relating thereto, in the last six (6) years.  No Seller has (i) received any warning letters, notice of adverse finding or similar document or written notice from a Governmental or Regulatory Authority that asserts a lack of substantial compliance with any applicable Laws, Orders or Regulatory Requirements that have not been fully resolved to the satisfaction of the requesting Governmental or Regulatory Authority, (ii) encouraged or induced the breach of any contractual right or obligation of any party, or conspired with any party to breach any such obligation, or (iii) engaged in any fraud or fraudulent conduct, including, without limitation, conspiracy in connection with any such fraud or fraudulent conduct. There is no pending or, to the Knowledge of the Sellers, threatened regulatory or governmental action or investigation (other than non-material routine or periodic inspections or reviews) against the Sellers, the Products, the Facility or the Business.

(b)As identified in Schedule 4.6, each Seller possesses all federal, state, local and foreign permits, approvals, licenses, registrations, authorizations, certificates, rights, identification numbers, exemptions, product certifications and other governmental authorizations and orders from Governmental or Regulatory Authority (collectively, the “Permits”) that are material to the Business or such Seller and are necessary for the operation of the business of the Sellers as presently conducted or the Business, or that are necessary for the lawful ownership of their respective properties and assets.  Sellers have delivered or made available to Buyer for inspection a true and correct copy of each such Permit.  All such Permits are valid and have not

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lapsed, been cancelled, terminated or withdrawn. Except as set forth on Schedule 4.6, to the Knowledge of the Sellers, Sellers are in compliance with all such Permits in all material respects.  No proceeding to modify, suspend, revoke, withdraw, terminate or otherwise limit any such Permit is pending, or, to the Knowledge of the Sellers, threatened, and, to the Knowledge of the Sellers, there is no valid basis for such proceeding, including the transactions contemplated hereby.  No administrative or governmental action or proceeding has been taken, or, to the Knowledge of the Sellers, threatened, in connection with the expiration, continuance or renewal of any such Permit, and, to the Knowledge of the Sellers, there is no valid basis for any such proceeding.

Section 4.7Purchased Assets.

(a)Except as set forth on Schedule 4.7, Sellers have good and marketable title to the Purchased Assets free and clear of any Encumbrances and have the legal right and ability to transfer such assets to Buyer.

(b)Each item of Tangible Personal Property is suitable for immediate use in the ordinary course of business and is free from latent and patent defects. No item of Tangible Personal Property is in need of repair or replacement other than as part of routine maintenance in the ordinary course of business.

Section 4.8ANDA Assets.

(a)The ANDA Assets represent all of Sellers pending or in-process registrations and qualifications relating to the ANDAs and supplements and amendments thereto issued by any federal, state, local or governmental authority, and Regulatory Documentation.

(b)Sellers have not transferred, sold, assigned, licensed or given any rights, title or interest to the ANDA Assets to any third party in the Territory.  Sellers have not granted to any third party any license or right to manufacturer, commercialize, sell or distribute Products under the ANDAs.

(c)Except as provided in Schedule 4.8(c), there is presently no litigation pending or to the Sellers’ Knowledge, threatened relating to any of the Products or the Purchased Assets. To the Knowledge of the Sellers, no event has occurred or circumstance exists that is reasonably likely to give rise to the commencement of Litigation that would affect the ANDAs or the Products.  To the Knowledge of the Sellers, there are no settlement agreements or similar written agreements with any Governmental Entity and no outstanding orders, judgments, stipulations, decrees, injunctions, determinations or awards issued by any Governmental Entity affecting the ANDAs or the Products or Buyer’s ability to sell the Products.

(d)To the Knowledge of the Sellers, no individual involved in the preparation or submission of any ANDA or, supplement or amendment for any Product, or in the generation of data utilized in any such submission, has been debarred, or is subject to debarment, by any U.S. federal agency.  Sellers or their respective Affiliates have reported to the applicable Governmental Entity all adverse events related to the Products required to be reported by them and have made all required filings and complied with all Applicable Laws with respect to the ANDAs.  To the

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Knowledge of the Sellers, such Sellers and their Affiliates have not made any false statements in, or omissions from, the applications, approvals, reports and other submissions to any Governmental or Regulatory Authority relating to the ANDAs.

Section 4.9Brokers.  Sellers have not retained any broker in connection with the Contemplated Transactions.  Buyer has no, and will have no, obligation to pay any brokers, finders, investment bankers, financial advisors or similar fees in connection with this Agreement or the Contemplated Transactions by reason of any action taken by or on behalf of Sellers.

Section 4.10No Preferential Obligations.  The Purchased Assets are not subject to any agreements granting preferential rights to purchase or license the Purchased Assets to, any third Persons.

Section 4.11Product Liability.  Except as set forth in Schedule 4.11, the Sellers do not have any Liability (and there is no basis for any present or future Action or Proceeding against such Seller giving rise to any Liability) arising out of any injury to individuals or property as a result of the ownership, possession, storage, manufacturing, distribution or marketing of any of the Products.

Section 4.12Absence of Certain Liabilities.  Except for current year ad valorem taxes not yet due and payable, Sellers have no liabilities or obligations, whether accrued, absolute, contingent or otherwise, due or to become due, including Liabilities for federal, state, local or foreign taxes that, following consummation of the Contemplated Transactions, would be binding upon Buyer or the Purchased Assets.

Section 4.13Employees.  Schedule 4.13 contains a list of all of employees of the Sellers working at the Facility (the “Employees”) and their compensation as of the date hereof, including accrued vacation time.  No Employee is a member of or represented by any labor union or other collective bargaining representative in connection with his or her employment.  During the five (5) years preceding the date of this Agreement, Sellers have not received any petition for, or written notice of any action being taken with respect to, any collective bargaining representation, solicitation or organization of any Employee or, except as set forth on Schedule 4.13, any unfair labor practice, discrimination, sexual or other harassment or occupational and health safety standards charge, grievance, arbitration, claim, proceeding or jurisdictional dispute before any Governmental or Regulatory Authority (including the National Labor Relations Board or an equal employment opportunity council) or otherwise in connection with such Employee’s employment by Sellers; nor are there any other labor disputes, strikes, work stoppages or slowdowns, organizing efforts or other similar labor activities pending or, to the Knowledge of Sellers, threatened, with respect to Sellers or any Employee in connection with his or her employment by Sellers.  Sellers have complied with all material requirements of applicable Law relating to its Employees, and Sellers have not received any notice regarding a current claim against them for (i) overtime pay, wages, salary or bonus or (ii) vacation time.

Section 4.14Environmental Matters.

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(a)        Sellers, and all predecessors of Sellers, since June 1, 2015, have complied with and are currently in compliance with all Environmental Laws (including all permits and authorizations required under Environmental Laws) pertaining to any of the properties and assets of Sellers, including the Purchased Assets and the Facility, or to the use or ownership thereof, except as would not have a material adverse effect on Sellers, the Purchased Assets or the Facility.  No violation of any Environmental Law is being alleged or threatened or has at any time been alleged or threatened relating to any of the properties and assets of Sellers, the Purchased Assets or the Facility, and to the use or ownership thereof.

(b)        Sellers have disclosed and made available to the Buyer all information, including all studies, analysis and test results, in their possession, custody or control or otherwise known to Sellers relating to (i) the environmental conditions on, under or about any of the Purchased Assets or the Facility, and (ii) any Hazardous Materials used, handled, treated, generated, stored or Released by Sellers or any other Person (including third parties) on, under, about or from any of the Purchased Assets or the Facility.

(c)        None of Sellers, the Purchased Assets or the Facility is subject to any outstanding order from, or contractual or other obligation with, any third party in respect of which Sellers or Buyer may be required to incur costs arising from the Release or threatened Release of Hazardous Materials.  Sellers have not entered into any contractual or indemnification obligation with any third party pursuant to which it assumed responsibility for, either directly or indirectly, the remediation of any condition arising from or relating to the Release or threatened Release of Hazardous Materials.

Section 4.15Insurance.  At all times during its ownership of the Purchased Assets and the Facility, Sellers have maintained adequate insurance policies relating to the Business, the Purchased Assets and the Facility.  Sellers have complied in all respects with the terms and provisions of such policies applicable to it.  Sellers are not in breach or default, and no event has occurred that, with notice or the lapse of time, would constitute such a breach or default or permit termination, modification or acceleration under such policy.

Section 4.16Foreign Assets Control Regulations.

(a)The Sellers are not, nor shall they be at any time on or before the Closing Date, a Person with whom a United States citizen, entity organized under the laws of the United States or its territories or entity having its principal place of business within the United States or any of its territories (collectively, a “U.S. Person”), is prohibited from transacting business of the type contemplated by this contract, whether such prohibition arises under United States law, regulation, executive orders and lists published by the Office of Foreign Assets Control, Department of the Treasury (“OFAC”) or otherwise, including those executive orders and lists published by OFAC with respect to Persons that have been designated by executive order or by the sanction regulations of OFAC as Persons with whom U.S. Persons may not transact business or must limit their interactions to types approved by OFAC (“Specially Designated Nationals and Blocked Persons”).

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(b)None of the Sellers nor any Affiliate (collectively, a “Seller Party”) is now, nor shall they be at any time on or before the Closing Date, a Person with whom a U.S. Person, including a United States Financial Institution as defined in 31 U.S.C. 5312, as periodically amended (“Financial Institution”), is prohibited from transacting business of the type contemplated by this contract, whether such prohibition arises under United States law, regulation, executive orders and lists published by the OFAC (including those executive orders and lists published by OFAC with respect to Specially Designated Nationals and Blocked Persons) or otherwise.

Section 4.17Anti-Money Laundering; Patriot Act.  To the Knowledge of the Sellers, none of the Sellers, any Seller Party, or any Person receiving all or any portion of the Purchase Price: (i) is under investigation by any governmental authority for, or has been charged with, or convicted of, money laundering, drug trafficking, terrorist related activities, any crimes that in the United States would be predicate crimes to money laundering, or any violation of any Anti Money Laundering Laws; (ii) has been assessed civil or criminal penalties under any Anti-Money Laundering Laws (as defined herein); or (iii) has had any of its funds seized or forfeited in any action under any Anti Money Laundering Laws.  For purposes of this Section 4.17 and Section 5.7, the term “Anti-Money Laundering Laws” means laws, regulations and sanctions, state and federal, criminal and civil, that (1) limit the use of and/or seek the forfeiture of proceeds from illegal transactions; (2) limit commercial transactions with designated countries or individuals believed to be terrorists, narcotics dealers or otherwise engaged in activities contrary to the interests of the United States; (3) require identification and documentation of the Parties with whom a Financial Institution conducts business; or (4) are designed to disrupt the flow of funds to terrorist organizations.  Such laws, regulations and sanctions shall be deemed to include the USA PATRIOT Act of 2001, Pub. L. No. 107-56, the Bank Secrecy Act, 31 U.S.C. Section 5311 et. seq., the Trading with the Enemy Act, 50 U.S.C. App. Section 1 et. seq., the International Emergency Economic Powers Act, 50 U.S.C. Section 1701 et. seq., and the sanction regulations promulgated pursuant thereto by the OFAC, as well as laws relating to prevention and detection of money laundering in 18 U.S.C. Sections 1956 and 1957, as such laws may hereafter be modified amended, extended or supplemented.

Section 4.18Survival of Representations and Warranties.  The representations, warranties and agreements of Sellers set forth in this Agreement are made as of the date of this Agreement and shall be true, correct, complete and accurate on and as of the Closing Date and at all times between the date of this Agreement and the Closing Date.  The representations and warranties of Sellers set forth in this Agreement shall survive the Closing for a period of eighteen (18) months, except for the representations and warranties in Sections 4.1, 4.2, 4.3, 4.4, and 4.7, which shall survive for  the applicable statute of limitations plus 90 days.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Sellers as follows:

Section 5.1Organization.  Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the state of its formation and has all requisite power and authority to own its assets and carry on its business as currently conducted by it.

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Section 5.2Authority of Buyer.  Buyer has all necessary power and authority to enter into this Agreement and to carry out the Contemplated Transactions.  Buyer has taken all action required by Law, its organizational documents, or otherwise to be taken by it to authorize the execution and delivery of this Agreement by Buyer and the consummation of the Contemplated Transactions.  This Agreement has been duly and validly executed and delivered by Buyer and, when duly authorized, executed and delivered by Sellers, will constitute a legal, valid and binding obligation of Buyer enforceable against it in accordance with its terms except as limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium and other Laws of general application affecting enforcement of creditors’ rights generally.

Section 5.3Consents and Approvals.  No consents or authorizations of, or registrations, declarations or filings with, any Governmental or Regulatory Authority, or by any customer, supplier or other third party, are required by Buyer in connection with the execution and delivery of this Agreement by Buyer or the performance of its obligations hereunder, except as set forth on Schedule 5.3.

Section 5.4Non-Contravention.  The execution and delivery by Buyer of this Agreement does not, and the performance by it of its obligations under this Agreement, and the consummation of the Contemplated Transactions will not:

(a)conflict with or result in a violation or breach of any of the terms, conditions or provisions of the Articles of Organization or other organizational documents of Buyer;

(b)conflict with or result in a violation or breach of any term or provision of any Law applicable to Buyer; or

(c)conflict with or result in a breach or default (or an event which, with notice or lapse of time or both, would constitute a breach or default) under, result in the termination or cancellation of, accelerate the performance required by, or result in the creation or imposition of any Encumbrance upon any asset of the Buyer under, any Contract to which Buyer is a party or by which Buyer or any of its assets is bound.

Section 5.5Litigation.  There are no Actions or Proceedings pending or, to the Knowledge of Buyer, threatened or reasonably anticipated against Buyer which if adversely determined would delay the ability of Buyer to perform its obligations hereunder.  Buyer is not subject to any Order that could reasonably be expected to materially impair or delay Buyer’s ability to perform its obligations hereunder.

Section 5.6Brokers.  Buyer has not retained any broker in connection with the Contemplated Transactions.  Sellers have no, and will have no, obligation to pay any brokers, finders, investment bankers, financial advisors or similar fees in connection with this Agreement or the Contemplated Transactions by reason of any action taken by or on behalf of Buyer.

Section 5.7Anti-Money Laundering; Patriot Act.  To the Knowledge of Buyer, neither Buyer nor any Buyer Party, nor any Person receiving all or any portion of the Purchase

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Price: (i) is under investigation by any governmental authority for, or has been charged with, or convicted of, money laundering, drug trafficking, terrorist related activities, any crimes that in the United States would be predicate crimes to money laundering, or any violation of any Anti Money Laundering Laws; (ii) has been assessed civil or criminal penalties under any Anti-Money Laundering Laws (as defined herein); or (iii) has had any of its funds seized or forfeited in any action under any Anti Money Laundering Laws.

Section 5.8Survival of Representations and Warranties.  The representations, warranties and agreements of Buyer set forth in this Agreement are made as of the date of this Agreement and shall be true, correct, complete and accurate on and as of the Closing Date and at all times between the date of this Agreement and the Closing Date.  The representations and warranties of Buyer set forth in this Agreement shall survive the Closing for a period of eighteen (18) months, except for the representations and warranties in Sections 5.1, 5.2, 5.3 and 5.4, which shall survive for  the applicable statute of limitations plus 90 days.

ARTICLE VI

COVENANTS OF THE PARTIES

Section 6.1Conduct of the Business.  Pending the Closing, in order to maintain the current status quo, and except as contemplated by this Agreement, as set forth on Schedule 6.1, or as otherwise expressly consented to or approved in writing by Buyer, Sellers covenant and agree with Buyer as follows:

(a) Sellers shall not: (i) effect any material change to the Business; (ii) enter into, terminate, modify or waive any agreement, understanding, commitment, relationship or transaction with respect to the Business except in the ordinary course of the Business consistent with past practices; (iii) amend, terminate, modify or waive any terms of the Assumed Contracts; (iv) sell, lease, grant a license with respect to or otherwise encumber or dispose of any of the Purchased Assets except in the ordinary course of the  Business consistent with past practices; (v) grant, create or suffer an Encumbrance upon any of the Purchased Assets; (vi) make or enter into any employment agreement with any Employee, (vii) increase the cash compensation payable to any Employee other than in the ordinary course of business; (viii) incur any obligation or liability, contingent or otherwise, except in the ordinary course of the operation of the Business; or (x) defer the payment of any liability or expense, or satisfy any other obligation in respect of the Business or the Purchased Assets, other than in the ordinary course of the operation of the Business.

(b) Sellers shall operate the Business diligently, in good faith and in the ordinary course of the Business, consistent with past practices.  Sellers shall use their reasonable efforts to preserve the Business, its goodwill and business relationships, including its current relationships with the Employees.

Section 6.2Cooperation.

(a)At or before Closing, Sellers will issue the Powers of Attorney to Buyer until those Governmental or Regulatory Authorities issue new registrations and licenses to Buyer or for ninety (90) days (whichever is earliest).

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(b)At or before Closing, Sellers shall assist Buyer with coordinating on-site inspections by responsible Governmental or Regulatory Authorities.

(c)Promptly after the Closing Date, Sellers shall cooperate and coordinate efforts to assist Buyer in obtaining the necessary Quota from the DEA so that Buyer can manufacture Products in accordance with the Supply Agreement.  Such efforts shall include contacting the DEA related to any pending applications for Quota submitted by Sellers to coordinate such Quota applications to be assigned to Buyer.  Each Party shall cooperate fully with the other Party, including providing information and assistance as reasonably requested by the other Party.  Buyer shall make a good faith effort to obtain and maintain sufficient annual DEA Quota to meet the Supply Agreement.  Notwithstanding anything to the contrary in this Agreement, the Parties acknowledge and agree that they will apply for and obtain required Permits after the Closing Date in accordance with the Transition Services Agreement.

(d)Sellers shall cooperate and coordinate efforts to assist Buyer to obtain regulatory exemptions from the DEA for certain anabolic steroids and prescription products, as specified in regulations promulgated by DEA.

(e)Each Party shall reasonably cooperate with the other to continue all manufacturer, vendor, repackager and Governmental and Regulatory Authority relationships and any other relationships necessary for the conduct of the Business and the sale of the Products by Buyer.

(f)Each Party hereto will reasonably cooperate with the other in the defense or prosecution of any litigation or proceeding which may be instituted hereafter against or by such Party relating to or arising out of the use of Products or the Purchased Assets (other than litigation arising out of the transactions contemplated by this Agreement) or relating to the use of the Powers of Attorney. The Party requesting such cooperation shall pay the out-of-pocket expenses (including legal fees and disbursements) of the Party providing such cooperation and of its officers, directors, employees, other personnel and agents reasonably incurred in connection with providing such cooperation, but shall not be responsible to reimburse the Party providing such cooperation for such Party's time spent in such cooperation or the salaries or costs of fringe benefits or similar expenses paid by the Party providing such cooperation to its officers, directors, employees, other personnel and agents while assisting in the defense or prosecution of any such litigation or proceeding.

Section 6.3Access.  From and after the date of this Agreement, Sellers shall provide Buyer with reasonable access to the Facility and the Employees and to books and records, contracts and other information relating to the Purchased Assets and the operations at the Facility, including, without limitation, permitting Buyer to conduct a physical inventory of the Facility prior to the Closing Date.

Section 6.4Regulatory Transfers.

(a)Within five (5) Business Days following the Closing, Sellers shall file the

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Sellers’ FDA Letter with the FDA and shall provide notice to Buyer of such filing. Within five (5) Business Days of filing the Sellers’ FDA Letter, Sellers shall deliver the Regulatory Documentation to Buyer and Buyer shall confirm receipt thereof. Within five (5) Business Days after receiving Regulatory Documentation, Buyer shall file the Buyer FDA Letter with the FDA. Sellers and Buyer shall take all other actions reasonably necessary to notify the FDA that the Regulatory Approvals have been transferred from Sellers to Buyer and to effect the transfer of such Regulatory Approvals from Sellers to Buyer.

(b)Seller shall provide Buyer with commercially reasonable assistance in connection with any regulatory reporting obligations of Buyer applicable to the Products following the Closing for a period of (i) up to twelve (12) months following the Closing (in the case of (A) Buyer’s first annual reporting requirements in respect of the Products after the Closing, (B) Buyer’s first periodic adverse drug experience reports for the Products after the Closing, (C) Buyer’s first annual product reviews for the Products after the Closing, and (D) Buyer’s first production of customer complaints in respect of the Products after the Closing) and (ii) 180 days following the Closing (in the case of all other reporting obligations).  Sellers shall continue to provide required stability data for all studies initiated prior to the Closing until the last testing time period applicable thereto is completed.  Buyer and Sellers shall use mutually agreed upon methods of communication in furtherance of the assistance described above, which shall at a minimum include phone and email support for transmitting questions, responses and data.

(c)The Parties shall enter into a Pharmacovigilance Transition Services

Agreement (the “Pharmacovigilance Agreement”), outlining the transition of pharmacovigilance activities for the Products, which shall be completed and signed at the Closing as attached hereto as Exhibit F.  Pursuant to the terms of the Pharmacovigilance Agreement, Buyer shall bear all costs and fees related to such transition.

Section 6.5Other Governmental Filings.  Each Party will prepare and file whatever filings, requests or applications that are required to be filed with any Governmental or Regulatory Authority in connection with the consummation of the Contemplated Transactions.  Each Party will provide the other a reasonable opportunity to review and comment upon any such filings, requests or applications prior to filing.

Section 6.6Employees.  Buyer covenants to provide employment as of the Closing Date to all Employees, except those set forth on Schedule 6.6, with compensation and benefits that are substantially similar to those in effect immediately prior to the Closing Date.  Notwithstanding the foregoing, Sellers shall continue to provide health care coverage for all Employees up to and including on the Closing Date.  Within thirty (30) days after the Closing Date, Sellers shall process and pay all applicable wages, salaries, eligible bonuses and 2021 vacation payments for the Employees with respect to the time period prior to the Closing Date.  Sellers shall retain responsibility for any severance or other benefits owed to any Employees up to the Closing Date.  Sellers shall comply with any WARN Act, COBRA or other obligations with respect to any Employees who elect not to be employed by the Buyer.  If the Closing does not occur on the last day of the calendar month, Buyer shall reimburse Sellers for all COBRA related costs and expenses in order for the Employees, excluding those set forth on Schedule 6.6, to have continued health care coverage.

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Section 6.7Notifications.  Sellers shall notify DEA, BNE, BOP and any other required Governmental or Regulatory Authority of the Contemplated Transactions prior to the Closing, but in no event later than fourteen (14) days prior to the anticipated Closing Date.

Section 6.8 [***]

Section 6.9Right to Commercialize Products.  Sellers acknowledge and agree that, notwithstanding Buyer’s agreement to manufacture certain Products for Sellers pursuant to the Supply Agreement, Buyer and its Affiliates shall not be prohibited from manufacturing, marketing, selling and distributing similar or identical products for their own label or for any third party.

Section 6.10Audit Rights.  Each Party will keep accurate and complete books and records of all transactions related to the calculation and payment of [***].  On reasonable notice and during business hours, each Party and its representatives will have the right to audit the books and records of the other Party and its Affiliates to determine the accuracy of the amounts paid to Sellers with respect to [***].  With respect to Buyer’s books and records, such audit right shall be limited to that information necessary to verify the gross sales of the Products.

Section 6.11Tax Covenants.  Buyer and Sellers shall make all filings, returns, reports and forms as may be required in connection with Sellers’ payment of transfer Taxes. Buyer or Sellers, as applicable, shall execute and deliver all instruments and certificates necessary to enable the other Party to comply with any filing requirements relating to any such transfer Taxes.

Section 6.12Data Room Content.  Sellers shall provide Buyer with a USB thumb drive that includes all of the contents in the data room as of the Closing within two (2) weeks following the Closing Date.

Section 6.13Further Assurances.  On and after the Closing Date, Sellers shall from time to time, at the request of Buyer, execute and deliver, or cause to be executed and delivered, such other instruments of conveyance and transfer and take such other actions as Buyer may reasonably request, in order to more effectively consummate the Contemplated Transactions and to vest in Buyer good and marketable title to the Purchased Assets.

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ARTICLE VII

INDEMNIFICATION

Section 7.1Indemnification.

(a)By Sellers.  Sellers, jointly and severally, shall indemnify, reimburse, and hold harmless Buyer, its Affiliates, and their respective officers, managers, directors, employees, agents, successors and assigns from and against any and all costs, losses, Liabilities, damages, pending, threatened or concluded lawsuits, deficiencies, claims and expenses (including reasonable fees and disbursements of attorneys) (collectively, the “Damages”) to the extent such Damages are incurred in connection with or arise out of (i) any breach of any covenant or agreement of Sellers herein; (ii) the breach of any representation or warranty made by Sellers in this Agreement in each case without giving effect to any limitation in such representation or warranty based upon the absence of a material adverse effect or any other materiality qualification; and (iii) Liabilities related to the Products or Purchased Assets arising out of the operation of the Business prior to the Closing Date (excluding the Buyer Liabilities).

(b)By Buyer. Buyer shall indemnify, reimburse, and hold harmless Sellers, their respective Affiliates and their officers, directors, employees, agents, successors and assigns from and against any and all Damages to the extent such Damages are incurred in connection with or arise out of (i) any breach of any covenant or agreement of Buyer herein; (ii) the breach of any representation or warranty made by Buyer in this Agreement; and (iii) any Buyer Liabilities; (iv) the ownership or use of the Products and the other Purchased Assets following the Closing Date; and (v) all claims in connection with Buyer’s or its Affiliates’ activities related to any of the Powers of Attorney.

(c)Limitations. A Party will have Liability (for indemnification or otherwise) with respect to claims of breach of any representation, warranty or covenant, contained in this Agreement only if such Party receives a Notice of Claim on or before the date that is eighteen (18) months following the Closing Date, unless such claim is based on a breach of the representations and warranties in Sections 4.1, 4.2, 4.3, 4.4 and 4.7 (with respect to Sellers) and Sections 5.1, 5.2, 5.3 and 5.4 (with respect to Buyer) (the representations and warranties in such foregoing sections hereinafter referred to as the “Fundamental Representations”) or breaches of any other agreement or covenant contained in this Agreement, in which case, a Party’s right to indemnification shall survive for  the applicable statute of limitations plus 90 days).  As used herein, “Notice of Claim” means written notice from a Party to the other Party of a claim specifying the factual basis of that claim in reasonable detail to the extent then known.  In addition, and notwithstanding anything set forth herein to the contrary, no Party shall be entitled to make a claim for indemnification or any other claim with respect to, or in connection with, a breach of a representation or warranty under Article IV or V  unless and until all of such Party’s claims for indemnifications or other claims with respect thereto total [***] in the aggregate (the “Threshold Amount”), following which such Party shall be entitled to recover all indemnified amounts in excess of the Threshold Amount.  In addition, in no event shall a Party’s liability for indemnification claims or other claims with respect to, or in connection with, a breach of a representation or warranty under Article IV or V exceed [***] (the “Cap”).  The Threshold Amount and the Cap shall not apply to claims based upon a breach of the Fundamental Representations or any claim based on willful misconduct or fraud;

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provided, however, that in no event shall a Party’s liability for indemnification claims based upon a breach upon a Fundamental Representation or based upon willful misconduct exceed the Purchase Price (the “Purchase Price Limitation”). Claims based upon fraud or claims made pursuant to Section 7.1(b)(v) shall not be subject to the Threshold Amount, Cap or Purchase Price Limitation. No Party shall have any liability for otherwise indemnifiable Damages that are contingent unless and until such contingent Damages become actual Damages of the indemnified party and are due and payable, so long as the claim for such Damages was timely submitted pursuant to the provisions of this Article VII.

(d)Procedure for Indemnification – Third Party Claims.  Promptly after receipt by an indemnified party under Section 7.1(a) or 7.1(b) of notice of a third party claim or commencement of any proceeding against it by a third party (i.e., not a Party or Affiliate of a Party to this Agreement), such indemnified party will, if a claim is to be made against an indemnifying party under such Section, give notice to the indemnifying party of the third party claim or the commencement of such proceeding.  If the indemnified party fails to notify the indemnifying party within thirty (30) days of receipt of notice of the third party claim or the commencement of a third party proceeding, then the indemnity with respect to the subject matter of such claim or proceeding shall continue, but shall be limited to the damages that would have nonetheless resulted absent the indemnified party’s failure to notify the indemnifying party in the time required above after taking into account such actions as could have been taken by the indemnifying party had it received timely notice from the indemnified party. If such notice is timely given, the indemnifying party will be entitled to participate in such proceeding and, to the extent that it wishes, may assume the defense of such proceeding with counsel satisfactory to the indemnified party and, after notice from the indemnifying party to the indemnified party of its election to assume the defense of such proceeding with counsel satisfactory to the indemnified party, the indemnifying party will not be liable to the indemnified party under this Article VII for any fees of other counsel or any other expenses with respect to the defense of such proceeding incurred after such notice.  If the indemnifying party assumes the defense of the proceeding, (1) it will be conclusively established that for purposes of this Agreement that the claims made in that proceeding are within the scope of and subject to indemnification; and (2) no compromise or settlement of such claims may be effected by the indemnifying party without the indemnified party’s Consent unless (A) there is no finding or admission of any violation of legal requirements or any violation of the rights of any Person and no effect on any other claims that may be made against the indemnified party, and (B) the sole relief provided is monetary damages that are paid in full by the indemnifying party. If notice is given to an indemnifying party of the commencement of any proceeding and the indemnifying party does not, within thirty (30) days after the indemnified party’s notice is given, give notice to the indemnified party of its election to assume the defense of such proceeding, the indemnifying party will be bound by any determination made in such proceeding or any compromise or settlement effected by the indemnified party, provided, however, that the indemnifying party is otherwise obligated to indemnify the indemnified party pursuant to this Section 7.1.

(e)Procedure for Indemnification – Other Claims.  A claim for indemnification for any matter not involving a third-party claim may be asserted by notice to the Party from whom indemnification is sought.

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Section 7.2Calculation of Indemnity Payments.

(a)The amount of any Damages for which indemnification is provided under this Article VII shall be net of any amounts recovered or recoverable by the indemnified party (including under insurance policies) with respect to such Damages.

(b)If an indemnified party recovers an amount from a third party in respect of

Damages that are the subject of indemnification hereunder after all or a portion of such Damages have been paid by an indemnifying party pursuant to this Article VII, then the indemnified party shall promptly remit to the indemnifying party the excess (if any) of (i) (A) the amount paid by the indemnifying party in respect of such Damages plus (B) the amount received by the indemnified party from such third party in respect thereof over (ii) the full amount of the Damages.  In the event that an indemnified party has any rights against a third party with respect to any Damages that result in a payment by an indemnifying party under this Article VII, such indemnifying party shall be subrogated to such rights to the extent of such payment.  Without limiting the generality of any other provision hereof, each indemnified party shall duly execute upon request all instruments reasonably necessary to evidence and perfect the subrogation and subordination rights detailed herein, and otherwise cooperate in the prosecution of such claims.

(c)Each Party shall, and shall cause its respective Affiliates to, take all reasonable steps to mitigate any Damages indemnifiable hereunder upon and after becoming aware of any event that could reasonably be expected to give rise to any Damages.  No Party shall be entitled to any payment, adjustment or indemnification more than once with respect to the same matter.

Section 7.3Indemnification; Limitation on Damages.  Notwithstanding anything to the contrary contained in this Agreement, in no event shall any Party be liable for, and “Damages” shall not include, special, indirect, incidental, exemplary, punitive or consequential damages of any other Party or for lost or anticipated profits, revenues or opportunities or business interruption of any other Party, whether or not caused by or resulting from the actions of such Party or the breach of its covenants, agreements, representations or warranties hereunder and whether or not based on or in warranty, contract, tort (including negligence or strict liability) or otherwise; provided, however, that nothing in this Section 7.3 shall preclude any recovery by an indemnified party against an indemnifying party for a third party claim.

ARTICLE VIII

CONDITIONS TO CLOSING

Section 8.1Conditions to Obligations of All Parties.  The obligations of each Party to consummate the Contemplated Transactions shall be subject to the fulfillment, at or prior to the Closing, of the following condition:

(a)No Governmental or Regulatory Authority shall have enacted, issued, promulgated, enforced or entered any Order which is in effect and has the effect of making the Contemplated Transactions illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the Contemplated Transactions to be rescinded following completion thereof.

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Section 8.2Conditions to Obligations of Buyer. The obligations of Buyer to consummate the Contemplated Transactions shall be subject to the fulfillment or Buyer’s waiver, at or prior to the Closing, of each of the following conditions:

(a)The representations and warranties of Sellers contained in Article IV shall be true and correct in all respects as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, which shall be true and correct in all respects as of that specified date), except where the failure of such representations and warranties to be true and correct would not have a material adverse effect.

(b)Sellers shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the other Transaction Documents to be performed or complied with by it prior to or on the Closing Date.

(c)Sellers shall have delivered to Buyer duly executed counterparts to the Transaction Documents (other than this Agreement) and such other documents and deliveries set forth in Section 3.3(a).

(d)Buyer shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of each Seller, that each of the conditions set forth in Sections 8.2(a) and 8.2(b) have been satisfied (the “Seller Closing Certificate”).

(e)The closing of the Real Estate Acquisition shall have occurred simultaneously with the Closing.

(f)The Supply Agreement shall remain in full force and effect.

Section 8.3Conditions to Obligations of Sellers. The obligations of Sellers to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Sellers’ waiver, at or prior to the Closing, of each of the following conditions:

(a)The representations and warranties of Buyer contained in Article V shall be true and correct in all respects as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, which shall be true and correct in all respects as of that specified date), except where the failure of such representations and warranties to be true and correct would not have a material adverse effect on Buyer’s ability to consummate the transactions contemplated hereby.

(b)Buyer shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the other Transaction Documents to be performed or complied with by it prior to or on the Closing Date.

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(c)Buyer shall have delivered to Sellers the Purchase Price, duly executed counterparts to the Transaction Documents (other than this Agreement) and such other documents and deliveries set forth in Section 3.3(b).

(d)Sellers shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Buyer, that each of the conditions set forth in Sections 8.3(a) and (b) have been satisfied (the “Buyer Closing Certificate”).

(e)The closing of the Real Estate Acquisition shall have occurred simultaneously with the Closing.

(f)The Supply Agreement shall remain in full force and effect.

ARTICLE IX

TERMINATION

Section 9.1Termination. This Agreement may be terminated at any time prior to the Closing:

by the mutual written consent of Sellers and Buyer;

(a)by Buyer by written notice to Sellers if:

(i)	Buyer is not then in material breach of any provision of this Agreement and there has been a material breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Sellers pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article VIII and such breach, inaccuracy or failure cannot be cured by Sellers by April 1, 2022 (the “Outside Closing Date”); or

(ii)	any of the conditions set forth in Section 8.1 or Section 8.2 shall not have been fulfilled by the Outside Closing Date, unless such failure shall be due to the failure of Buyer to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing;

(b)by Sellers by written notice to Buyer if:

(i)Sellers are not then in material breach of any provision of this Agreement and there has been a material breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Buyer pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article VIII and such breach, inaccuracy or failure cannot be cured by Buyer by the Outside Closing Date; or

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(ii)any of the conditions set forth in Section 8.1 or Section 8.3 shall not have been fulfilled by the Outside Closing Date, unless such failure shall be due to the failure of Sellers to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing; or

(c)by Buyer or Sellers in the event that:

(i)there shall be any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited; or

(ii)any Governmental or Regulatory Authority shall have issued an Order restraining or enjoining the transactions contemplated by this Agreement, and such Order shall have become final and non-appealable.

Section 9.2Effect of Termination.  In the event of the termination of this Agreement in accordance with this Article, this Agreement shall forthwith become void and there shall be no liability on the part of any Party hereto except:

(a)as set forth in this Article IX and Article X hereof; and

(b)that nothing herein shall relieve any Party hereto from liability for any intentional breach of any provision hereof.

ARTICLE X

MISCELLANEOUS

Section 10.1Notices.  Any notice, demand, approval, or other communication required or permitted to be given hereunder shall be in writing and be deemed to have been sufficiently given for all purposes hereunder if hand delivered with written proof of delivery, or sent via a reputable commercial overnight delivery service with shipment prepaid and written proof of delivery, in both instances with a copy of such notice simultaneously sent by email to the attorney for the Party, and addressed to the Parties at the addresses for each of them that are specified below, which addresses may be changed by the giving of notice as provided in this Section.  Attorneys shall be permitted to deliver notices on behalf of their respective clients.

If to Sellers, at:Lannett Company, Inc.

1150 Northbrook Boulevard

Trevose, PA 19053

Attn: Samuel Israel, General Counsel

Email: samuel.israel@lannett.com

With a copy to:Fox Rothschild LLP

2000 Market St., 20th Floor

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Philadelphia, PA 19103-3222

Attn: Bradley Rodos, Esq.

Email: brodos@foxrothschild.com

If to Buyer, at:c/o Chartwell Pharmaceuticals LLC

77 Brenner Drive

Congers, NY 10920

Attn: Jack Goldenberg

Email: [***]

With a copy to: Warshaw Burstein, LLP

575 Lexington Avenue

New York, NY 10022

Attention: Steve Semian, Esq.

E-mail: ssemian@wbny.com

Any Party from time to time may change its address, email address, facsimile number or other information for the purpose of notices to that Party by giving notice specifying such change to the other Party hereto in accordance with the terms of this Section.

Section 10.2Entire Agreement.  This Agreement (and all Exhibits and Schedules attached hereto and all other documents delivered in connection herewith) and the Confidentiality Agreement supersede all prior discussions and agreements, both written and oral, among the Parties with respect to the subject matter hereof and contain the sole and entire agreement among the Parties with respect to the subject matter hereof.

Section 10.3Waiver.  Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition.  No waiver by any Party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion.  All remedies, either under this Agreement or by Law or otherwise afforded, will be cumulative and not alternative.

Section 10.4Amendment.  This Agreement may be amended, supplemented or modified only by a written instrument duly executed by each Party.

Section 10.5Third Party Beneficiaries.  Except as otherwise expressly set forth herein, the terms and provisions of this Agreement (and all Exhibits and Schedules attached hereto and all other documents delivered in connection herewith) are intended solely for the benefit of each Party and their respective successors or permitted assigns and it is not the intention of the Parties to confer third-party beneficiary rights or remedies hereunder or thereunder upon any other Person.

Section 10.6Assignment; Binding Effect.  Neither this Agreement nor any right, interest or obligation hereunder may be assigned by any Party without the prior written Consent of the other Party; provided, however, that any Party may assign its rights and obligations under

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this Agreement, without the prior written Consent of the other Parties, to an Affiliate provided that such Affiliate agrees in writing to be bound by this Agreement.  Any required consent shall not be unreasonably withheld or delayed.  Any permitted assignee shall assume all obligations of its assignor under this Agreement.  No assignment shall relieve a Party of its responsibility for the performance of any obligation.

Section 10.7Headings.  The headings used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.

Section 10.8Severability.  If any provision of this Agreement is held to be illegal, invalid, or unenforceable under present or future Laws effective while this Agreement remains in effect, the legality, validity and enforceability of the remaining provisions will not be affected thereby.

Section 10.9Governing Law, Jurisdiction and Venue.  This Agreement shall be construed and interpreted in accordance with the internal laws of the State of New York without giving effect to the conflict of laws principles thereof that would require the application of any other laws. Each of the Parties hereto irrevocably (a) consents to the exclusive jurisdiction and venue of any Federal or state court situated in New York County, New York in connection with any matter arising out of this Agreement, (b) waives any objection to such jurisdiction or venue, (c) agrees not to commence any legal proceedings related hereto except in such court, (d) consents to and agrees to accept service of process to vest personal jurisdiction over it and (e) waives any right to trial by jury in any action in connection with this Agreement.

Section 10.10Expenses.  Except as otherwise provided in this Agreement, each Party shall pay its own expenses and costs incidental to the preparation of this Agreement and to the consummation of the Contemplated Transactions.  In the event of any Action or Proceeding by a Party to enforce its rights hereunder, the prevailing Party in such Action or Proceeding shall be entitled to recover its reasonable attorneys’ fees and costs from the other Party, which shall be in addition to any other amounts to which such Party is entitled in connection with such Action or Proceeding.

Section 10.11Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, email, or other means of electronic transmission (including by means of email transmission or in .pdf or similar format, in each case, complying with the U.S. federal ESIGN Act of 2000 (e.g., www.docusign.com)) shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

Section 10.12Confidentiality.  Unless required by Law or expressly contemplated by this Agreement, Sellers and Buyer each agree to keep this Agreement, the other Transaction Documents, and the terms hereof and thereof confidential and not to make or authorize any public announcements or disclosures with respect to the subject matter hereof without the prior written consent of the other Party; provided, however, that Sellers and Buyer may disclose this Agreement, the other Transaction Documents, and the terms hereof and thereof to their respective and potential directors, officers, shareholders, members, employees, agents, advisors, mortgage brokers, lenders

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and partners (including, without limitation, financial advisors, attorneys and accountants) and controlling persons who are actively and directly participating in negotiating and/or consummating the transactions contemplated by this contract or any person who otherwise need to know such information for the purpose of negotiating and/or consummating such transactions. Notwithstanding the foregoing, Lannett shall be freely permitted to publicly disclose this Agreement, the terms and conditions set forth herein and other information regarding the Contemplated Transactions in connection with its status as a public company, pursuant to applicable rules and regulations of the Securities and Exchange Commission. The provisions of this Section 10.12 shall survive the Closing or termination of this Agreement.

Section 10.13  Chartwell Pharmaceuticals Guaranty. Chartwell Pharmaceuticals hereby guarantees to Sellers the full and complete performance by Buyer of all obligations of Buyer under this Agreement and shall be liable for any breach of representation, warranty, covenant or obligation hereunder.

[Signature page follows.]

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IN WITNESS WHEREOF, this Agreement has been executed by the Parties hereto all as of the date first above written.

Sellers:

SILARX PHARMACEUTICALS, INC.

By:       /s/ John Abt______________________

Name:  John Abt

Title:    Treasurer

LANNETT COMPANY, INC.

By:       /s/ Timothy Crew___________________

Name:  Timothy Crew

Title:    CEO

LANNETT HOLDINGS, INC.

By:       /s/ Bobby Lau_______________________

Name:  Bobby Lau

Title:    President

Buyer:

CHARTWELL CARMEL ASSETS, LLC

By:	/s/ Jack Goldenberg__________________

Name:   Jack Goldenberg

Title:     Member

Solely For the Purposes of Section 10.13:

CHARTWELL PHARMACEUTICALS LLC

By:	/s/ Jack Goldenberg__________________

Name:   Jack Goldenberg

Title:     Member

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LIST OF EXHIBITS

Exhibit A+Bill of Sale

Exhibit B-1+BNE Power of Attorney

Exhibit B-2+Board of Pharmacy Power of Attorney

Exhibit B-3+DEA Power of Attorney

Exhibit C*Seller’s ANDAs

Exhibit D*Seller’s ANDAs – Optional Products

Exhibit E*Seller’s ANDAs – Additional Products

Exhibit F+Pharmacovigilance Transition Services Agreement

Exhibit G**Facility Purchase Agreement

Exhibit H**Manufacture and Supply Agreement

_________________________________________

*	This Exhibit has been redacted to preserve confidentiality. The registrant hereby undertakes to provide further information regarding such redacted information to the Commission upon request.

** Portions of this Exhibit have been redacted to preserve confidentiality. The registrant hereby undertakes to provide further information regarding such redacted information to the Commission upon request.

+	This Exhibit has been omitted pursuant to Item 601(a)(5) of Regulation S-K. The registrant undertakes to provide further information regarding such omitted materials to the Commission upon request.

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Exhibit C

[***]

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Exhibit D

[***]

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Exhibit E

[***]

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Exhibit G

Refer to the Contract of Sale-Office, Commercial and Multi-Family Residential Premises between Silarx Pharmaceuticals, Inc. and Chartwell Carmel Realty, LLC incorporated by reference to Exhibit 10.97 on Form 10-Q dated May 10, 2022.

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Exhibit H

Refer to the Manufacture and Supply Agreement by and between Chartwell Pharmaceuticals Carmel, LLC, Chartwell Pharmaceuticals LLC, and Lannett Company, Inc. incorporated by reference to Exhibit 10.99 on Form 10-Q dated May 10, 2022.

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